FOR IMMEDIATE RELEASE

Contact:	Jerry W. Nix, Executive Vice President — Finance (770) 612-2048

GENUINE PARTS COMPANY
REPORTS SALES AND EARNINGS FOR
THIRD QUARTER AND NINE MONTHS OF 2004

Atlanta, Georgia, October 15, 2004 — Genuine Parts Company (NYSE: GPC) reported sales and earnings for the third quarter and nine months ended September 30, 2004. Larry Prince, Chairman of the Board of Directors, announced today that sales totaling $2.3 billion were up 7% compared to the third quarter of 2003. Net income was $97.9 million, an increase of 11% compared to $88.3 million for the third quarter of 2003. On a per share diluted basis, net income equaled 56 cents compared to 51 cents for the third quarter of last year.

For the nine months ended September 30, 2004, sales totaled $6.8 billion, up 8% compared to the same period in 2003. Net income for the nine months was $299.2 million, an increase of 12% compared to $266.9 million for the same period in the prior year before the cumulative effect of an accounting change adopted January 1, 2003. Earnings per share on a diluted basis were $1.71, up 12% compared to $1.53 for the same period last year before the accounting change. In accordance with the Financial Accounting Standards Board’s EITF 02-16 affecting the accounting treatment of cash consideration received from vendors, a non-cash charge of $20 million was recorded as of January 1, 2003, representing the cumulative effect of a change in accounting principle. After the cumulative effect adjustment in 2003, net income for the nine months ended September 30, 2004 was up 21% and diluted earnings per share were up 20% compared to the nine months ended September 30, 2003.

Mr. Prince stated, “Sales and earnings for the third quarter reached record levels for the period and continued the positive pattern established early in 2004. We were again pleased to see growth in all our business groups providing balance to our results.”

Mr. Prince further commented, “All four segments contributed significantly to our results with sales for Motion Industries, our Industrial Group, and EIS, our Electrical/Electronics Group, continuing to be especially strong. The manufacturing sector, which is their customer base, is moving ahead at a healthy rate and our companies are giving them excellent service. Motion’s sales grew by 14% for the quarter and EIS was up 15%. Sales for the Automotive Parts Group were up 3% for the period and S.P. Richards, our Office Products Group, improved by 8%. We are pleased with this trend as we move into the fourth quarter and we will be pushing hard to produce a strong finish to the year.”

Conference Call

Genuine Parts Company will hold a conference call today at 11:00 a.m. EDT to discuss the results of the quarter and the future outlook. Interested parties may listen by dialing 877-422-4780, conference ID 1132388. A replay will also be available at 800-642-1687, conference ID 1132388, until 12:00 a.m. EST on October 29, 2004.

Forward Looking Statements

Various statements in this release may constitute forward-looking statements. Actual results may differ materially from those indicated as a result of various important factors. Such factors include, but are not limited to, changes in general economic conditions, the growth rate of the market for the Company’s products and services, the ability to maintain favorable supplier arrangements and relationships, competitive product and pricing pressures, the effectiveness of the Company’s promotional, marketing and advertising programs, changes in laws and regulations, including changes in accounting and taxation guidance, the uncertainties of litigation, as well as other risks and uncertainties discussed from time to time in the Company’s filings with the Securities and Exchange Commission.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada and Mexico. The Company also distributes industrial replacement parts in the U.S. and in Canada through its Motion Industries subsidiary. S. P. Richards Company, the Office Products Group, distributes product nationwide in the U.S. and in Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S. and Mexico.

GENUINE PARTS COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2004	2003	2004	2003
		(in thousands, except per share data)
Net sales	$2,349,283	$2,189,388	$6,843,960	$6,364,040
Cost of goods sold	1,649,890	1,537,439	4,764,591	4,422,368

	699,393	651,949	2,079,369	1,941,672
Selling, administrative & other expenses	541,675	506,903	1,595,321	1,503,404

Income before income taxes	157,718	145,046	484,048	438,268
Income taxes	59,825	56,713	184,810	171,363

Net income before cumulative effect of a change in accounting principle	97,893	88,333	299,238	266,905
Cumulative effect of a change in accounting principle (1)	—	—	—	(19,541)

Net income	$97,893	$88,333	$299,238	$247,364

Basic net income per common share:
Before cumulative effect of a change in accounting principle	$.56	$.51	$1.71	$1.53
Cumulative effect of a change in accounting principle	—	—	—	(.11)

Basic net income	$.56	$.51	$1.71	$1.42

Diluted net income per common share:
Before cumulative effect of a change in accounting principle	$.56	$.51	$1.71	$1.53
Cumulative effect of a change in accounting principle	—	—	—	(.11)

Diluted net income	$.56	$.51	$1.71	$1.42

Weighted average common shares outstanding	174,792	173,948	174,648	173,995
Dilutive effect of stock options and non-vested restricted stock awards	1,021	481	842	492

Weighted average common shares outstanding – assuming dilution	175,813	174,429	175,490	174,487

(1)	On January 1, 2003 the Company recorded a non-cash charge related to the capitalization of certain vendor consideration in connection with the Financial Accounting Standards Board’s EITF No. 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor”.

GENUINE PARTS COMPANY AND SUBSIDIARIES
SEGMENT INFORMATION AND FINANCIAL HIGHLIGHTS

(Unaudited)

	Three month period ended Sept. 30,		Nine month period ended Sept. 30,
	2004	2003	2004	2003
		(in thousands)
Net sales:
Automotive	$1,229,943	$1,192,621	$3,575,189	$3,382,889
Industrial	636,693	556,959	1,874,599	1,692,501
Office Products	406,101	375,875	1,165,245	1,095,149
Electrical/Electronic Materials	85,357	74,455	254,263	223,155
Other (1)	(8,811)	(10,522)	(25,336)	(29,654)

Total net sales	$2,349,283	$2,189,388	$6,843,960	$6,364,040

Operating profit:
Automotive	$101,942	$103,007	$304,695	$290,269
Industrial	40,851	34,201	125,149	110,620
Office Products	32,203	30,339	108,651	103,228
Electrical/Electronic Materials	3,780	1,890	11,300	5,403

Total operating profit	178,776	169,437	549,795	509,520
Interest expense	(9,307)	(12,982)	(29,154)	(40,026)
Other, net	(11,751)	(11,409)	(36,593)	(31,226)

Income before income taxes and accounting change	$157,718	$145,046	$484,048	$438,268

Capital expenditures	$20,979	$26,425	$46,550	$63,613

Depreciation and amortization	$16,584	$16,335	$49,775	$52,106

Current ratio			2.9/1	3.4/1

Total debt to total capitalization			20.2%	23.7%

(1)	Represents the net effect of discounts, incentives and freight billed reported as a component of net sales.

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

ASSETS

	Sept. 30, 2004	Sept. 30, 2003

	(in thousands)
CURRENT ASSETS
Cash and cash equivalents	$284,704	$31,476
Trade accounts receivable	1,166,533	1,132,837
Inventories	2,163,049	2,083,143
Prepaid and other current accounts	113,578	77,885

TOTAL CURRENT ASSETS	3,727,864	3,325,341
Goodwill and other intangible assets	57,761	58,163
Other assets	312,994	321,685
Total property, plant and equipment, net	339,397	346,960

TOTAL ASSETS	4,438,016	4,052,149

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$836,883	$667,846
Current portion long-term debt and other borrowings	125,841	30,009
Income taxes	60,869	41,510
Dividends payable	52,425	51,303
Other current liabilities	218,054	179,135

TOTAL CURRENT LIABILITIES	1,294,072	969,803
Long-term debt	500,000	671,658
Deferred income taxes	113,259	102,777
Minority interests in subsidiaries	52,091	49,128
Common stock	174,630	173,968
Retained earnings and other	2,303,964	2,084,815

TOTAL SHAREHOLDERS’ EQUITY	2,478,594	2,258,783

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	4,438,016	4,052,149

GENUINE PARTS COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months
	Ended September 30,
	2004	2003
	(in thousands)
OPERATING ACTIVITIES:
Net income	$299,238	$247,364
Adjustments to reconcile net income to net cash provided by operating activities:
Cumulative effect of a change in accounting principle	—	19,541
Depreciation and amortization	49,775	52,106
Other	3,337	(32)
Changes in operating assets and liabilities	117,857	7,004

NET CASH PROVIDED BY OPERATING ACTIVITIES	470,207	325,983
INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(46,550)	(63,613)
Other	—	7,237

NET CASH USED IN INVESTING ACTIVITIES	(46,550)	(56,376)
FINANCING ACTIVITIES:
Net payments on credit facilities	(9,559)	(90,034)
Stock options exercised	31,649	2,838
Dividends paid	(156,150)	(153,253)
Purchase of stock	(20,286)	(17,677)

NET CASH USED IN FINANCING ACTIVITIES	(154,346)	(258,126)

NET INCREASE IN CASH AND CASH EQUIVALENTS	269,311	11,481
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	15,393	19,995

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$284,704	$31,476